The Electronic Administration Construction of Dehua County
Phase 2

MAIN CONTRACT

The contract is signed on 5th of January, 2005
at Dehau County, Fujian Province

THIS CONTRACT is made between

A: Dehua County Electronic Administration and Contraction Management Company Limited of Fujian Province (hereinafter referred to as "A")

And

B: Expert Network (Shenzhen) Company Limited (hereinafter referred to as "B")

As per A' s invitation, as well as A & B the good cooperation relations at the performance in The Electronic Administration Construction of Dehua County (Phase 1), A formally *entrusts* B to undertake the project of Electronic Administration Construction (Phase 2). This contract is abiding by the principle of equality, voluntariness, fairness, sincerity and trust, and after mutually agreed consultation, both parties A and B reach at the following clauses, for both parties to observe.

Clause One Specification of Phrase Two

"Phase 2" means A *entrusts* B to undertake the project of Electronic Administration Construction (Phase 2) including Social Security Information System, Cartoon System, Digital Archives System, Statistical Data Analysis System and Video Frequency Conference System, altogether five projects, which five projects contain planning, design and construction entire process.

Clause Two Status Quo of the Project

1. The project is situated in Dehua County, Fujian Province.
2. B shall be deemed to have satisfied himself before starting the project, he also has taken into considerations those factors that might affect the construction and has prepared corresponding solutions for themselves.
3. B shall make all necessary preparations before the construction started, including setting up project items implementation plans with suppliers, arranging construction workers and providing basic working and living conditions for its employees.

Clause Three Time for Completion

1. The Contract shall be for a term of 10 months commencing from 15-1-2005. The construction period is the total length of duration for the completion of planning, design and construction of Dehua County's Electronic Administration project.
2. B shall adopt system engineering management for the project observe A's construction schedule and as to assure the project will be completed as scheduled.
3. The construction period encompasses time for construction preparation, selection of suppliers, system installation, development and testing, and acceptance check of the whole project.
4. If A's default cause the project to be delayed, it shall coordinate actively with B under the actual the actual conditions so as to ensure that the project is completed as scheduled.

Clause Four Rights and Obligations of A and B

A. Rights and Obligations of A

1. A has the right to alter the construction design according to the actual needs of Huian's development and to select or change the hardware equipments and softwear systems in accordance with the altered design. B shall redesign and replace the hardware equipments and software systems according to A's request. A shall bear the cost resulting from the redesign.
2. A has the right to select construction supervisor and to sign supervising contract with it.
3. A has the right to examine at any given time the project schedule and its quality and has the right to demand B to provide monthly working report and other specific reports concerning the project construction.
4. In case A finds that B's employees or its sub-contractors or suppliers are unable to fulfill corresponding responsibilities, A has the right to request B to replace them, and B shall do as requested. Otherwise, A has the right to suspend the contract and to demand B to assume corresponding liabilities.
5. A shall make the down payment to B for commencement of the works and honor construction payment as per the project progresses.
6. A shall be responsible for outward liaison coordination during the course of the project, so as to provide a good outer environment for the project construction. When the case so demands, part or the entire liaison coordination job can be

entrusted to B. In such case, conceret job assigning and corresponding reimbursement shall be stated on additional provisions.

7. A shall provide B documents related with the project.
8. A shall make decisions in writing which requires a decision being made.
9. Other rights and obligations stipulated in the contract and attached provisions.

B Rights and obligations of B

1. B shall use their superiority project (The Electronic Administration Construction of Dehua County Phase 1) experience to implement the project (The Electronic Administration Construction of Dehua County Phase 2) and carries on smoothly in the plan and design construction plan.
2. B confirms that it is in full command of conditions and circumstances at the construction site and guarantees to complete the project within previously set time frame and meeting pre-set quality standards at the same time, without additional expenditure, unless otherwise stated in the contract.
3. Selects superb suppliers to provide software and hardware systems required by the project construction; selects certified enterprises as sub-contractors to provide services required by the project. B shall be held responsible to A for acts of the above selected suppliers, sub-contractors and other auxiliary members.
4.
5.
6. Be responsible for the organization, construction, management、coordination and implementation of the project.
7. Designates a site manager to be responsible for the overall work of the construction site, and to handle events arising on the construction site.
8. Submits monthly construction schedules and monthly project progress reports to A.
9. Accepts monitoring and inspection by A's on-site management personnel and provides convenience for such daily inspection.
10. The time upon the completion of the Electronic Administration Construction of Dehua County Phase 2, the successful acceptance check, and the commissioning to A of the project is the entry into the guarantee period. During the period, when any quality issue arises, B is held responsible for repairs, replacement, and returning of the products, and the resulting expenses.

11. Submits technical documents within the scope of the project to A during the project construction. They are to be arranged as is required so as to be used for compiling project completion materials
12. Coordinates with other professional sub-contractors.
13. B has the responsibility and obligation to safeguard the project technical confidentiality and shall not provide any project related materials or documents to another party without consent of A.
14. Maintains the system during its trial operation and guarantee period.
15. Provides the entire set of documents mentioned in the contract.
16. Provides adequate professional training in relation to the project.

<u>Clause FIVE Installation, Development, Testing, Trial Running and Acceptance Check of Software and Hardware Systems at the Electronic Administration Construction of Dehua County Phase 2</u>

B shall provide "Detailed Technical Plans" to be approved by A and the supervisor. Installation and development of software and hardware systems can only begin after the approval.

1. B must submit the software demand analysis report, design manual, test reported, progress report, operation manual and user handbook etc. to the manager for verified and ratified before next stage works.
2. During the development cycle of each application system, B shall complete the development and testing of each piece of application software. After the system has been installed, A, B, and the supervisor will conduct preliminary inspection of the system within Three working days, and it shall be put into operation only if the inspection is satisfactory.
3. Within three working days after the application system has been operating for 10 days, A and the supervisor together shall propose modification and perfection suggestions in writing to B, and B shall finish modification and perfection of the system software within 10 days and submit to A and the supervisor for system inspection. A, B and the supervisor will conduct final inner inspection of the software system within five working days.

B shall guarantee the Phase 2 of completion of software development, testing, trial running, perfection, installation, training and acceptance check within each application system working cycle as promised on the bid document.

4. Transfer of the project and accompanying documents

Within 5 days, after the test and commissioning of each item. B shall transfer all the software and documents of whole project to A.

Clause Six Criterions for Construction Completion Acceptance Check

1. The project conforms to relevant laws, regulations, standards and norms proclaimed by the State and other authorities in charge.
2. It can operate in stable and normal manners without additional materials, equipments, parts or software, and can satisfy A, the supervisor and relevant government departments in a reasonable way.
3. Meets the needs and requirements of Dehua County Electronic Administration Project.

Clause Seven Warranty, After-sales Services and Technical support

1. B is responsible for warranty obligations to the project starting the day the project is transferred to A after the successful construction completion acceptance check of the project. The warranty scope shall follow relevant stipulations of the contract in addition to observing the bid document.

2. Technical support, warranty and free maintenance of the project are one year, counting from the day of the successful project completion acceptance check.

3. During the warranty period, B shall send staff for repair within 4 hours of receiving repair notice from A, and shall provide spare parts for maintaining normal operation of the system. Otherwise A may have the repair done and let B bear all the expenses as well as costs for loss.

4. During the initial usage period (no more then 30 days), B shall send qualified and experienced technicians to stay on the site to handle emerging issues.

5. For quality defects of the project during or before the warranty period, and

which are not a disruptive act of A, B is responsible for repair and all the responsibilities.

6. Technical supports, and maintenance services provided by B during the free maintenance period are of quick response type. For failures of A's system, B's technicians shall arrive at the site within 24 hours and trouble shoot in the quickest way. If the system is unable to operate normally within 48 hours, B shall provide spare equipments (systems) unconditionally to keep the system in normal operation.

7. B shall set up specialized technical service system to ensure response speed and service quality.

8. B may continue o provide maintenance service with A's consent after the free maintenance period, but both parties are to sign separate maintenance contract.

9. The following cases are not covered by the warranty service:

   a: damages due to disruptive acts of A's personnel;

   b: A's personnel replace or repair major equipments or software without B's consent;

   c: where laws or regulations exclude the warranty service.

   For repair of damages in the above cases, proportional charge for materials is due.

10. Free maintenance and technical support only cover hardware and software products provided to A by B, its sub-contractors or suppliers as stipulated in the contract.
11. B provides free technical support during the equipment warranty period.

Clause Eight Contract Sum, Contracting Method, and Price Adjustment

1. The total sum of the contract (including planning, design, hardware, software, installation, testing and training etc. of the Electronic Administration Construction of Dehua County Phase 2) is RMB One Hundred and One Million and Four Hundred Thousand Yuan. (¥101,400,000.00) Pricing for each

sub-project is stated on the addendum.

The above price is Dehua construction site price, and encompasses all fees and taxes required by the state and all local authorities.

2. Contracting method: lump-sum contract, with quality guaranteed within the specified construction period. Project alterations are to be handled according to relevant regulations of the contract.

3. If changing needs of A result in increase of number of hardware equipments and that of software expenditures, a supplementary contract will be signed between A and B after mutual consultation to take care of the increased cost; if an agreement can not be reached after the consultation, both parties shall designate together a qualified appraisal institution to conduct appraisal, and the increased cost will be born by A.

4. B has considered and agreed to risks that might result from factors of changes in salary, management cost, and equipment prices, and asks for no new demand.

Unless otherwise stated, all direct costs resulting from the project and other costs related to the project are regarded as being included in the project price.

Clause Nine Payment and Settlement Methods

1. 5% of the total construction project will be reserved for settlement at the completion of the entire project; and 5% of the total construction project will be reserved as Deposit for the repairing and maintenance, after sales service, training and technical support service of the project.

2. Payment for the Project Sum

(1) A shall pay B 50% of the total project sum (SAY RMB FIFTY MILLION SEVEN HUNDRED THOUSND ONLY, ￥50,700,000.00) within 5 working days after the contract has been signed.

(2) A shall pay B 20% of the total project sum (SAY RMB TWENTY MILLION TWO HUNDRED AND EIGHTY THOUSND ONLY, ￥ 20,280,000.00) within 10 working days after the completion of

installation and testing of the project.

3. Payment for the completion of the project

A shall pay B 25% of the total project sum for the completion of the project (SAY RMB SEVEN MILLION THREE HUNDRED AND SIXTY FIVE THOUSAND ONLY ¥25,350,000.00) within 5 working days after the completion of the entire construction project and has been passed the acceptance check.

4. Payment of the Deposit of the Project After-sales Service

A shall pay B the after sales service deposit (5% of the total construction project, SAY RMB FIVE MILLION AND SENENTY THOUSAND ONLY ¥ 5,070,000.00) within ten working days after the date of the technical support has been expired.

Clause Ten Training

B promises to provide on site technical training for A. The training shall be a qualified one, and can be provided either by the OEMs, B or the sub-contractors.

Clause Eleven Force Majeure

When incidents beyond the control of human beings such as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, take place, B shall take active measures to minimize loss, and shall report on time loss incurred and repair expenses. Damage to the project will be born by A, while personnel casualties, damage to equipments and loss due to construction suspension will be born by B.

If force majeure results in delayed execution or inability of complete execution of the contract, then both parties shall consult to decide whether to continue fulfilling the contract or not. If the contract is terminated, the acquired interests of both parties shall be returned to its counterpart.

Clause Twelve Default Liabilities

B's Default Liabilities:

1. B shall bear default liabilities for loss of A caused by B, its sub-contractors, suppliers or auxiliary members (here under abbreviated as B), and shall compensate A for the loss and pay breach of the contract damages.

2. If the construction can not proceed according to the project construction schedule specified on the contract due to B's sake, then for delay of each working day, B pays to A 0.5‰ of the total amount of the contract as breach of contract damages, but the total amount of breach of contract damages shall not exceed 20% of the total amount of the contract. If the delay is more than 150 days, B is deemed as unable to fulfill the contract, and shall return to A all the money having received from A, and pay to A 20% of the total amount of the contract as breach of contract damages.

3. If B is unable to deliver a specific system as required, it is regarded as unable to deliver the whole project. In such a case, in addition to returning to A all the money A has paid for the system, B shall pay as breach of contract damages 10% of the total amount of the contract.

4. If B is unable to satisfactorily fulfill as stipulated in the contract the after-sales service clauses, relevant service requirements and is still unable to fulfill according to the contract after written notice from A, then it shall pay as breach of contract damages 5% of the total amount of the contract.

5. If varieties, types, specifications, quality or quantity of the hardware equipments delivered by B do not conform to stipulations on the contract, then A has the right to refuse the goods, and B is deemed as unable to deliver the equipments

6. If B is unable to fulfill the contract or to meet the technical requirements or system functions specified on technical plan appraised by the experts, and after written notice from A , B is still unable to make amendment according to requirements of the contract, or the technical requirements or system functions specified on the technical plan or bid document are still unable to be attained, then A has the right to demand B to terminate the project, to return all the money A has paid, and to pay as breach of contract damages 20% of the total amount of the contract.

A's Default Liabilities:

1. A shall bear default liability for loss of B due to A's sake, and shall bear resulting related costs. If it results in construction delay, the construction period shall be postponed accordingly.

2. If A demands returning of goods and it is due to its fault then A shall pay to B as breach of contract damages 20% of the value of the goods.

3. If work can not proceed according to the schedule as stipulated in the contract due to the fault of A or the supervisor entrusted by A, and it results in loss of B, then for delay of one working day, the default party shall pay to B as breach of contract damages 0.5% of the total amount of the contract, but total amount of the breach of contract damages shall not exceed 10% of the total amount of the contract.

4. If A demands replacement of equipments in order to raise design standards or A has other justifications, such as: related administration reforms are impeded, and result in construction delay. In such case, neither party shall bear default liabilities, but A shall make appropriate compensations for B.

5. If A is unable to make payment to B on time as stipulated on the contract, and it results in heavy loss of B, then A shall make a certain amount of compensations for B, the amount to be decided according to actual loss incurred.

Common Clause:

1. Payment of breach of contract damages does not exempt the obligations of both parties to continue to fulfill the contract.

2. The party who terminates the contract without justifications shall be responsible to compensate the other party for all the economic losses incurred, and shall also bear related legal responsibilities.

Clause Thirteen Alterations and Cancellation of the contract

Unless stipulated in the contract, neither party can alter or cancel the contract unilaterally. Alterations or cancellation of the contract will be discussed by both

parties, be recorded in writing, and shall take effect only after having been signed by authorized representatives of both parties. These written records shall constitute part of the contract, and possess identical legal effect.

Clause Fourteen Termination of Contract

1. If any party seriously violates the contract and causes it to be unable to be fulfilled further, then the other party may notice its counterpart to terminate the contract, and demand it to bear default liabilities, to compensate for all the resulted economic loss and to pay breach of contract damages.
2. If both parties mutually agree, the contract can be terminated

Clause Fifteen Resolution of Disputes

If the two parties have disputes on explanation or execution of clauses of the contract, or on issues related to the project, then friendly consultation shall be pursued. If consultation does not work, arbitration may be applied for, or lawsuit may be filed to a court.

Clause Sixteen Miscellaneous

1. The sub-contractors B designates must be qualified institutions; A has the right to examine qualifications of the sub-contractors and suppliers, and B shall cooperate. B bears legal responsibilities toward A for acts of the sub-contractors and suppliers.
2. For issues that the contract does not address, both parties are to consult to resolve. If other clauses or supplementary materials need to be supplemented when in execution, then mutual agreement from and signatures of both parties are needed. The signed supplementary clauses possess identical legal effect as the contract.
3. Addenda of the contract are integral part of the contract

Clause Seventeen Effect of the Contract

The contract becomes effective immediately after representatives of both parties

have signed and put official seals on it. The contract has four copies, with each A and B in possession of two, and all the copies possess identical legal effect.

Addenda of the contract possess identical legal effect as the contract.

The contract is effective until requirements of all clauses of the contract have been met and realized.

Addendum "List of Huian County Electronic Administration Construction Projects and Investment Estimates"

(end of contract)

A: Dehua County Electronic Administration Management Company, Limited
Representative: (signed and sealed)
Date: 5 January 2005

B: Expert Network (Shenzhen) Company, Limited
Representative: (signed and sealed)
Date: 5 January 2005

List of Dehua Electronic Administration Construction Projects (Phase 2) and Investment Estimates

Name of the Project	Investment Estimates (in RMB)
The Society Medical Insurance Information System of Dehua County	¥46,000,000.00
Cartoon System of Dehua County	¥38,000,000.00
Statistical data analysis system of Dehua County	¥2,400,000.00
Video frequency conference system of Dehua County	¥9,800,000.00
Digital and archives system of Dehua County	¥5,200,000.00
Total	¥101,400,000.00